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                                                                   Exhibit 99(a)

[WHITE MOUNTAINS INSURANCE GROUP LOGO]
                                                                   JOHN J. BYRNE
                                                                        CHAIRMAN

                                                  October 31, 2001
Dear Fellow Shareholder,

I recently saw many of you at our annual meeting where we tried to be detailed and informative. Developments of the last months make our communication with you seem stale. Let's catch up:

The steps to implement our partnership with Liberty Mutual are proceeding smoothly. We have signed the detailed agreements necessary. I refer you to our announcement earlier this morning. The two field organizations are getting to know each other and the operating structure is falling into place. The actual implementation will take place mostly over the next six months and will be complex. I have every reason to believe it will go forward in a businesslike fashion. BOTH companies should benefit from the transaction.

OneBeacon insurance operations remain a challenge. Our focus on becoming a Northeast super-regional company and nurturing selected specialty businesses has significantly improved our chances of quickly achieving an acceptable trade ratio. The energetic actions put in place by Ray Barrette and his team will not begin to show in our reported results for a while, but the underlying trends are swell. I expect the tragedies in New York and Washington to settle out between 2% and 3% of our tangible net worth, including Folksamerica, and net of reinsurance and taxes. We have solid reinsurers backing our recoveries. These terrible events have reminded customers everywhere of the critical value insurance provides just when capacity is getting scarce. We are prepared to meet this demand with the solid talent we inherited, the focused platform we have created, and plenty of capital.

As most of you know, Folksamerica was headquartered at One Liberty Plaza, just across the street from the World Trade Center. In spite of their shattered home, Steve Fass and his team were up and running in two days, with data restored and backup facilities occupied in Staten Island. The opportunities emerging in the reinsurance market might be attractive. Steve is working around the clock to be an active participant. We will bring his capital up to $1BB so that he can be a heavier player. We trust Steve to use it with care.

In addition, we are working on a couple of other ideas to participate in new insurance opportunities. These opportunities may be temporary but attractive.
You might hear about these in the next few days.

Our claims costs from the terrorist attacks have been more than offset by the outstanding performance of our investment portfolio since September 11th. John
Gillespie has been remarkably prescient to move us completely out of equities a few months ago, converting us to short and medium term bonds with lots of treasuries. John also sold our $1 billion mortgage portfolio in August. Our balance sheet is big, solid and hugely liquid.

So, an eventful period, filled with challenges and sorrow. Yet I emerge with renewed optimism for the spirit of America and for the future of our enterprise.

       "The rhythm of the Dao is like the drawing of a bow" . . . Lao Tse.

                                                    Respectfully submitted,




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                CORPORATE HEADQUARTERS                               EXECUTIVE OFFICES
        WHITE MOUNTAINS INSURANCE GROUP, LTD.              WHITE MOUNTAINS INSURANCE GROUP, LTD.
 12 CHURCH STREET, SUITE 322, HAMILTON HM 11, BERMUDA     80 SOUTH MAIN STREET, HANOVER, NH 03755
          PH: 441-296-6011 FAX: 441-296-9904            PH:  603-643-1567   *   FAX:  603-643-4592
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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The information contained in this press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the United
States Private Securities Litigation Reform Act of 1995. White Mountains cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by White Mountains. These factors include: (i) competitive forces, including the conduct of other property and casualty insurers and reinsurers, (ii) changes in domestic or foreign laws or regulations applicable to White Mountains, its competitors or its clients, (iii) an economic downturn or other economic conditions (such as rising interest rate environment) adversely affecting White Mountains' financial position, (iv) loss reserves and other balance sheet items established by White Mountains subsequently proving to have been inadequate, and (v) the failure of pending transactions to be consummated under expected terms or at all. White Mountains cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by White Mountains speak only as of the date on which they are made, and White Mountains does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.



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
                CORPORATE HEADQUARTERS                               EXECUTIVE OFFICES
        WHITE MOUNTAINS INSURANCE GROUP, LTD.              WHITE MOUNTAINS INSURANCE GROUP, LTD.
 12 CHURCH STREET, SUITE 322, HAMILTON HM 11, BERMUDA     80 SOUTH MAIN STREET, HANOVER, NH 03755
          PH: 441-296-6011 FAX: 441-296-9904            PH:  603-643-1567   *   FAX:  603-643-4592